EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-79003, 333-84440 and 333-86540 on Form S-8 of our report dated March 17, 2004, April 5, 2005, as to Note 12 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 12), relating to the financial statements of Rubio’s Restaurants, Inc., appearing in this Annual Report on Form 10-K of Rubio’s Restaurants, Inc. for the year ended December 26, 2004.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
April 5, 2005